Exhibit 10.7

SUMMARY PLAN DESCRIPTION

Ciphergen Biosystems Inc. 401(k) Plan

Ciphergen Biosystems Inc. 401(k) Plan

I.	BASIC PLAN INFORMATION
I.	ACCOUNT
II.	BENEFICIARY
III.	EMPLOYEE
IV.	EMPLOYER
V.	ERISA
VI.	HIGHLY COMPENSATED EMPLOYEE
VII.	NON-HIGHLY COMPENSATED EMPLOYEE
VIII.	PARTICIPANT
IX.	PLAN ADMINISTRATOR
X.	PLAN NUMBER
XI.	PLAN SPONSOR
XII.	PLAN YEAR
XIII.	SERVICE OF PROCESS
XIV.	TRUSTEE
II.	PARTICIPATION
I.	ELIGIBILITY REQUIREMENTS
III.	CONTRIBUTIONS
I.	COMPENSATION
II.	EMPLOYEE PRETAX CONTRIBUTIONS
1.	Regular Contributions
2.	Age 50 Or Over Catch-Up Contributions
III.	EMPLOYER MATCHING CONTRIBUTIONS
1.	Discretionary Matching Contributions
IV.	NONELECTIVE EMPLOYER CONTRIBUTIONS
1.	Discretionary Nonelective Employer Contributions
2.	Qualified Nonelective Contributions
V.	LIMIT ON CONTRIBUTIONS
VI.	ROLLOVER CONTRIBUTIONS
IV.	INVESTMENTS
I.	INVESTMENTS
II.	STATEMENT OF ACCOUNT
III.	404(C) ELECTION
V.	VESTING
I.	FORFEITURE AND RE-EMPLOYMENT
VI.	PARTICIPANT LOANS
I.	LOAN RULES
1.	Loan Application
2.	Loan Amount
3.	Number of Loans
4.	Interest Rate
5.	Loan Repayments And Loan Maturity
6.	Source of Loan Proceeds
7.	Default or Termination Of Employment
VII.	IN SERVICE WITHDRAWALS

I.	HARDSHIP WITHDRAWALS
II.	WITHDRAWALS AFTER AGE 59 1/2
III.	WITHDRAWALS AFTER AGE 70 1/2
IV.	WITHDRAWALS AFTER NORMAL RETIREMENT AGE
V.	WITHDRAWALS OF ROLLOVER CONTRIBUTIONS
VIII.	DISTRIBUTION OF BENEFITS
I.	ELIGIBILITY FOR BENEFITS
II.	DISTRIBUTABLE EVENTS
1.	Death
2.	Disability
3.	Retirement
4.	Termination of Employment
III.	FORM OF PAYMENTS
1.	Lump Sum Distributions
A)	CASH DISTRIBUTION
B)	DIRECT ROLLOVER DISTRIBUTION
C)	COMBINATION CASH DISTRIBUTION AND DIRECT ROLLOVER DISTRIBUTIONS
2.	Installment Distributions
IX.	MISCELLANEOUS INFORMATION
I.	BENEFITS NOT INSURED
II.	ATTACHMENT OF YOUR ACCOUNT
III.	PLAN-TO-PLAN TRANSFER OF ASSETS
IV.	PLAN AMENDMENT
V.	PLAN TERMINATION
VI.	INTERPRETATION OF PLAN
VII.	ELECTRONIC DELIVERY
X.	INTERNAL REVENUE SERVICE TESTS
I.	NON-DISCRIMINATION TESTS
II.	TOP HEAVY TEST
XI.	PARTICIPANT RIGHTS
I.	CLAIMS
1.	Claims Procedures
2.	Review Procedures
II.	STATEMENT OF ERISA RIGHTS
XII.	SERVICES AND FEES
XIII.	APPENDIX A: INVESTMENT OPTIONS
XIV.	APPENDIX B: SPECIAL TAX NOTICE REGARDING PLAN PAYMENTS

SUMMARY PLAN DESCRIPTION

CIPHERGEN BIOSYSTEMS INC. 401(K) PLAN

The Ciphergen Biosystems Inc. 401(k) Plan of Ciphergen Biosystems, Inc. has been amended effective as of  10/01/2004  (the ‘Effective Date’). The original effective date of the Plan is 01/01/1996.  This 401(k) and Profit Sharing Plan is a defined contribution plan and is intended to be a qualified retirement plan under the Internal Revenue Code Section 401(a).

The purpose of the Plan is to enable eligible employees to save for retirement. As well as retirement benefits, the Plan provides certain benefits in the event of death, disability, or other termination of employment.  The Plan is for the exclusive benefit of eligible employees and their Beneficiaries.

This booklet is called a Summary Plan Description (“SPD”) and it contains a summary in understandable language of your rights and benefits under the Plan.  If you have difficulty understanding any part of this SPD, you should contact the Plan Administrator identified in the Basic Plan Information section of this document during normal business hours for assistance.

This SPD is a brief description of the principal features of the governing Basic Plan Document and Trust Agreement and is not meant to interpret, extend or change these provisions in any way.  This SPD also includes provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), which have been adopted as good faith amendments in accordance with IRS Notice 2001-57, and which are generally effective on the first day of the first plan year beginning in 2002, unless otherwise specified herein. A copy of the Basic Plan Document and Trust Agreement, as amended, is on file with the Plan Administrator and may be read by any employee at any reasonable time.  The Basic Plan Document and Trust Agreement (as amended) shall govern if there is a discrepancy between this SPD and the actual provisions of the Plan.

I.                 Basic Plan Information

The information in this section contains definitions to some of the terms that may be used in this Summary Plan Description.  If the first letter of any of these definitions below is capitalized then it represents the indicated defined term.

I.                                         Account

An account shall be established by the Trustee to record contributions made on your behalf and any related income, expenses, gains or losses.  It may also be referred to as an account balance.

II.                                     Beneficiary

This is the person or persons (including a trust) you designate, or who are identified by the plan document if you fail to designate or improperly designate, who will receive your benefits in the event of your death.  You may designate more than one beneficiary.

III.                                 Employee

An employee is an individual who is employed by your Employer as a common law employee or, in certain cases, as a leased employee and is not terminated.

IV.                                Employer

The name, address and business telephone number of your Employer is:

Ciphergen Biosystems, Inc.

6611 Dumbarton Circle

Fremont, CA  94555

(510) 505-2143

Your Employer’s federal tax identification number is: 33-0595156.

V.                                    ERISA

The Employee Retirement Income Security Act of 1974 (ERISA) identifies the rights of Participants and Beneficiaries covered by a qualified retirement plan.

VI.                                Highly Compensated Employee

An Employee is considered a highly compensated employee if (i) at anytime during the current or prior year you own, or are considered to own, at least five percent of your Employer, or (ii) received compensation from your Employer during the prior year in excess of $90,000, as adjusted and you are in the top paid group consisting of the top 20% of Employees ranked by Compensation.

VII.                            Non-Highly Compensated Employee

An Employee who is not a Highly Compensated Employee.

VIII.                        Participant

A participant is an eligible Employee who has satisfied the eligibility and entry date requirements and is eligible to participate in the Plan or a formerly eligible Employee who has an account balance remaining in the Plan.

IX.                                Plan Administrator

The Plan Administrator is responsible for the administration of the Plan and its duties are identified in the Plan Document.  In general, the Plan Administrator is responsible for providing you and your Beneficiaries with information about your rights and benefits under the Plan.  The name, address and business telephone number of the Plan Administrator is:

Ciphergen Biosystems, Inc.

6611 Dumbarton Circle

Fremont, CA  94555

(510) 505-2143

X.                                    Plan Number

The three digit IRS number for the Plan is 001.

XI.                                Plan Sponsor

Your Employer is the sponsor of the Plan.

XII.                            Plan Year

The Plan Year is the twelve-month period ending on the last day of December.  Your Employer may only change or have changed the Plan Year by amending and restating to a new Plan Document.

XIII.                        Service of Process

The plan’s agent for service of legal process is the Plan Administrator.

XIV.                       Trustee

The trustee is responsible for trusteeing the Plan’s assets.  The trustee’s duties are identified in the Trust Agreement and relate only to the assets in its possession.  The name and address of the Plan’s Trustee are:

Fidelity Management Trust Company

Attn: FIIS Risk Management
82 Devonshire Street
Boston, MA 02109

II.             Participation

I.                       Eligibility Requirements

You are eligible to participate in the Plan if you are an Employee and are not:

•                  a resident of Puerto Rico

•                  Employees in an internship status or on an internal temporary status

The plan requires you to attain the age of 21.  Upon satisfying this requirement you will become eligible to participate in the Plan on the first day of each month.

Once you become a Participant you are eligible to participate in the Plan until you terminate your employment with your Employer or become a member of a class of Employees excluded from the Plan.  If you terminate your employment after you have met the eligibility requirements, and are later re-employed by your Employer, you will again be eligible to participate in the Plan after you complete one hour of service.

III.           Contributions

After you satisfy the participation requirements in Section II of this Summary Plan Description, you will be eligible to make pretax contributions.  In addition, your Employer may make matching and Nonelective

Employer contributions to your Account.  The type(s) of contributions available under the Plan are described in this section.

I.                                         Compensation

Compensation must be defined to compute contributions under the Plan.  Eligible compensation for computing contributions under the Plan is the taxable compensation for a Plan Year reportable by your Employer on your IRS Form W-2, excluding reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation and welfare benefits and including salary reduction contributions you made to an Employer sponsored cafeteria plan, 401(k) plan or 403(b) program. In addition, compensation excludes:

•                    The taxable value of a qualified or non-qualified stock option

Compensation for your first year of eligible Plan participation will be based upon eligible compensation paid for the entire Plan Year.  Tax laws limit the amount of compensation that may be taken into account each Plan Year; the maximum amount for the 2004 Plan Year is $205,000.00 and the maximum amount for the 2005 Plan Year is $210,000.

II.                                     Employee Pretax Contributions

1.              Regular Contributions

You may elect to contribute a percentage of your eligible compensation into the Plan after you satisfy the Plan’s eligibility requirements.  The percentage you defer is subject to an annual limit of the lesser of 90% of eligible compensation or $13,000 in a calendar year (in 2004; for calendar years following 2002, legislation has increased the deferral limit by $1,000 each year until it reaches $15,000 for 2006 and then thereafter as adjusted by the Secretary of the Treasury ).  Your pretax contributions cannot be forfeited for any reason, however, there are special Internal Revenue Code rules which must be satisfied and may require that some of your contributions be returned to you.  The Plan Administrator will notify you if any of your contributions will be returned.  You may increase or decrease the amount you contribute as of the beginning of each payroll period.  You may completely suspend your contributions on a prospective basis with sufficient notice to the Plan Administrator.  Thereafter, if you want to resume your Employee pretax contributions as of Beginning of each Payroll Period, you must complete a new election form.

2.              Age 50 or Over Catch-up Contributions

The Plan provides that participants who are projected to be age 50 or older by the end of the calendar year and who are making Deferral Contributions to the Plan may also make a catch-up contribution of up to $1,000 in 2002, increasing by $1,000 each year until reaching $5,000 in 2006, when such amount will be indexed in $500 increments.  You do not need to make a special election if you are eligible for catch-up contributions; in general, any pretax contributions you make above the plan limit or IRS limit on deferrals will be treated as a catch-up contribution.

III.                                 Employer Matching Contributions

All matching contributions will be computed by your Employer based on your compensation contributed to the plan each Plan Year.  You become eligible for matching contributions only if you make Employee pretax contributions.  Matching contributions will not be made on any catch-up contributions.

1.              Discretionary Matching Contributions

Each Plan Year your Employer may make discretionary matching contributions of a percent, if any, to be determined in the plan year based on a percentage of your Employee pretax contributions.  Your Employer will communicate the amount of any annual discretionary matching contributions. All matching contributions will be computed by your Employer based on your compensation contributed to the Plan Year. Employer matching contributions must be allocated to your Account in the Plan within prescribed legal time limits.

IV.                                Nonelective Employer Contributions

1.              Discretionary Nonelective Employer Contributions

Your Employer may make annual discretionary Nonelective Employer contributions in an amount to be determined at Plan Year end by the Board of Directors.     Nonelective Employer contributions, if any, made to the Plan by your Employer will be allocated to your Account in the ratio that your eligible compensation bears to the total eligible compensation paid to all eligible Participants.

2.              Qualified Nonelective Contributions

Your Employer may designate all or a portion of any Nonelective Employer contributions for a Plan Year as “qualified nonelective contributions” and allocate them to Non-Highly Compensated Employees to help the Plan pass one or more annually required Internal Revenue Code nondiscrimination test(s).  Any such contributions will be allocated to eligible Participant Accounts as either a percentage of  eligible compensation or a flat dollar amount.  You will be 100% vested in these contributions and may not request a hardship withdrawal of these contributions.

V.            Limit on Contributions

Federal law requires that amounts contributed by you and on your behalf by your Employer for a given limitation year generally may not exceed the lesser of:

•        $41,000 (or such amount as may be prescribed by the Secretary of the Treasury); or

•        100% of your annual compensation.

The limitation year for purposes of applying the above limits is the twelve month period ending December 31st. Contributions under this Plan may not exceed the above limits.  If this does occur then excess contributions in your Account may be forfeited or refunded to you based on the provisions of the Plan document.  You will be notified by the Plan Administrator if you have any excess contributions and income tax consequences may apply on the amount of any refund you receive.

VI.           Rollover Contributions

You can roll over part or all of an eligible rollover distribution you received from a prior employer’s eligible retirement plan or an IRA. An eligible retirement plan includes a qualified plan under Section 401(a) or 403(a), a 403(b) annuity contract, an eligible governmental 457(b) plan, or a taxable distribution from an individual retirement account or individual retirement annuity. You may also roll over qualified plan after-tax employee contributions, provided such Rollover Contribution is made as a direct rollover. Making Rollover Contributions to the Plan which consist of assets other than qualified 401(a) plan assets may result in the loss of favorable capital gains or ten year income averaging tax treatment associated with lump sum distributions from your current Plan balance. If you may be eligible for this special tax treatment, you should consult your tax advisor and carefully consider the impact of making a Rollover Contribution to the Plan. The Plan Administrator must approve any Rollover Contribution and reserves the right to refuse to accept any such contribution.  If your Rollover Contribution to the Plan is not a direct rollover (i.e. you received a cash distribution from your prior employer’s plan or from your rollover IRA), then it must be received by the Trustee within 60 days of your receipt of the distribution.  Rollover Contributions shall only be made in the form of cash or allowable mutual fund shares.  You may make a rollover contribution to the Plan before becoming a Participant.  However, you will not become a Participant in the Plan and become entitled to make pretax contributions and share in Employer contributions until you have met the Plan’s eligibility and entry date requirements.  Your Rollover Contributions account will be subject to the terms of this Plan and will always be fully vested and nonforfeitable. In general, if you receive an eligible rollover distribution as a surviving spouse of a participant or as a spouse or former spouse who is an “alternate payee” pursuant to a qualified domestic relations order (“QDRO”), you may also make a Rollover Contribution to the Plan.

IV.           Investments

I.                                         Investments

You have the right to vote any mutual fund proxy based on the number of shares you own.  If you want additional information about any investment alternative, you may request any of the following information by calling Fidelity at 1-800-294-4015:

•                  A description of the annual operating expenses of each investment fund (e.g., investment management fees, administrative fees, transaction costs) which reduce the rate of return to you, and the aggregate amount of such expenses expressed as a percentage of average net assets of the designated investment alternative;

•                  Prospectuses, financial statements and reports, plus any other material available to the Plan which relates to the available investment alternatives;

•                  A list of the assets comprising the portfolio of each investment fund, the value of such assets (or the proportion of the investment fund which it comprises), and with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract and the rate of return on the contract;

•                  Information concerning the value of shares or units of the investment funds available to Participants under the Plan, as well as the past investment performance of such funds, determined net of expenses, on a reasonable and consistent basis.

II.                                     Statement of Account

The assets in the Plan are invested in available investment options and a separate Account is established for each Participant who receives a contribution.  The value of your Account is updated each business day to reflect any contributions, exchanges between investment options, investment earnings or losses for each investment option and withdrawals.  A quarterly statement showing the value of your Account will generally be delivered to you within 15 business days after the following dates: February 28th, May 31st, August 31st, November 30th.  You may also access the activity in your Account through the Internet by using Fidelity’s www.401kxpress.com website.  Please contact the Plan Administrator for further information.

III.                                 404(c) Election

The Plan is intended to qualify as a participant-directed plan under Section 404(c) of ERISA. This means that you are responsible for your investment decisions under the plan. The plan fiduciaries, including Fidelity Management Trust Company and Ciphergen Biosystems, Inc., are not responsible for any losses incurred as a result of your investment decisions.

V.            Vesting

The term vesting refers to your nonforfeitable right to the money in your Account.  You receive vesting credit for the number of years that you have worked for your Employer.  If you terminate your employment with your Employer, you may be able to receive a portion or all of your Account based on your vested percentage.

You are always 100% vested in your rollover contributions, Employee pretax contributions, qualified nonelective contributions and any earnings thereon.  Your Matching Contributions, Nonelective Employer contributions and any earnings thereon will be vested in accordance with the following schedule:

Years of Service for Vesting	Vesting Percentage
less than 1	0%
1	33%
2	66%
3	100%

The Plan has changed the methodology used to determine your years of service.  Previously you received vesting credit for a year of service under the ‘general method’ if you worked more than 1,000 hours in a Plan Year.  Vesting under the Plan is now based upon the elapsed time method. Hours of service are not counted and instead periods of service are computed.  A period of service is determined by the time you work for your Employer.  Only your whole years of service with your Employer will be counted to compute your years of service for vesting purposes.  For example, if you work three years and ten months then for vesting purposes you will receive credit for three years of service.  If you were hired before October 1, 2004 then you will receive vesting credit for your years of service with your Employer based upon the following:

	Applicable Year(s)	Method	Measurement Period
1.	Year(s) before 2004	General	Jan. 1 to Dec. 31
2.	Jan. 1, 2004 to Dec. 31, 2004	General or Elapsed Time*	Jan. 1 to Dec. 31
3.	Year(s) after Jan. 1, 2005	Elapsed Time	Jan. 1 to Dec. 31

*  You will receive credit for this year based upon whichever method is more favorable to you.

If you were hired on or after October 1, 2004 then you will receive vesting credit for your years of service with your Employer based only on the elapsed time method.  In this case, your measurement period for determining your years of service will generally be based upon your date of employment with your Employer.

I.                                         Forfeiture and Re-employment

If you terminate your employment with your Employer and are less than 100% vested in your Employer Account, you may forfeit the non-vested portion of your Employer Account.  A forfeiture will occur in the Plan Year that you receive a distribution of your entire vested Account, or if you do not receive a distribution, after five consecutive one year breaks in service.  Forfeitures are retained in the Plan and will first be used to pay administrative expenses under the Plan, as directed by the Employer.  Any remaining amounts will be used to reduce future Employer contributions payable under the Plan.

Example:  (This example is for illustration purposes only.)  Assuming your vesting schedule is as follows:

Years of Service	Vesting Percentage
less than 2	0%
2	20%
3	40%
4	60%
5	80%
6	100%

You terminate your employment in 2005 with five years of service and the following Account:

Source	Amount	Vested Percentage		Vested Amount
Employee	$2,000	100	%†	$2,000
Employer	$1,000	80%		800
Total	$3,000			$2,800

You received a $2,800 distribution in 2005 from the Plan.  This represented a complete distribution of your Account.  A $200 forfeiture will occur in 2005.

† You are always 100% vested in your own employee pretax contributions and earnings in the Plan.

A one-year break in service occurs when you have less than one hour of service in the twelve consecutive month period beginning with the earlier of the day your employment terminates or the 12 month anniversary of the date on which you are otherwise first absent from service.  Notwithstanding the above, if you are absent from work due to a maternity or paternity leave, then the 12-consecutive month period beginning on the first anniversary of the first date of that absence will not be a one-year break in service, and if you are absent from work due to a leave of absence under the Family and Medical Leave Act, no 12-consecutive month period beginning on the first anniversary of the first date of that absence, and subsequent anniversaries, during which the absence continues, will be a one-year break in service, provided you return to work following the leave.

When any period of absence is due to military service entitling you to reemployment rights under federal law and you return to work at the Employer or a Related Employer following that absence, there will be no break in service and you will be credited with service for the entire period of that absence.

If you were a Participant when you terminated your employment and are re-employed by your Employer, then you will again become a Participant on the date you complete one hour of service.  Your period of employment before you were rehired is referred to as your pre-break service.  Your period of employment after you were rehired is referred to as your post-break service.  If you are re-employed after incurring five consecutive one-year breaks in service then your post-break service will not count in determining your vesting percentage in your pre-break Account balance.  Your post-break service will count in determining your vesting percentage in your pre-break Account balance and any forfeited amounts will be restored to your Account if:

(1)                                  You are re-employed by your Employer before you incur five consecutive one-year breaks in service, and

(2)                                  If you received distribution of your vested Account, you repay the full amount of the distribution before the end of the five-year period that begins on the date you are re-employed.

Example:  Assume you terminate employment with your Employer in 2002 with an Account balance of $10,000, of which $6,000 is vested.  You elect to receive a lump sum distribution of your vested Account balance.  The remainder, or $4,000, is forfeited in 2002. If you are rehired on January 1, 2004 and repay the $6,000 distribution prior to January 1, 2009, the $4,000 previously forfeited will be restored to your Account.  Additionally, your service after January 1, 2004 is counted towards vesting your pre-break Account balance of $10,000

VI.        Participant Loans

I.                                         Loan Rules

Loans shall be made available to all qualifying Participants on a reasonably equivalent basis.  However, loans may not be made to an eligible Employee who makes a rollover contribution and who has not satisfied the Plan’s age, service and entry date requirements.  Loans are not considered distributions and are not subject to federal or state income taxes, provided they are repaid as required.  While you do have to pay interest on your loan, both the principal and interest are reinvested in your account.  Loans will be based on the following procedures:

1.              Loan Application

If you have met the Plan’s eligibility and entry date requirements, you may only apply for 1 loan each Plan Year.  Loans will be allowed for any purpose.  To apply for a loan, please contact the Fidelity Retirement Benefits Line at 1-800-294-4015 between the hours of 8:30 AM (ET) and 8:00 PM (ET).  You will incur a set-up fee for your loan.

2.              Loan Amount

The minimum loan is $1,000 and the maximum amount is the lesser of one-half of your vested Account balance or $50,000 reduced by the highest outstanding loan balance in your Account during the prior twelve month period.  All of your loans from plans maintained by your Employer or a Related Employer will be considered for purposes of determining the maximum amount of your loan.  Up to 50% of your vested Account balance may be used as collateral for any loan.

3.              Number of Loans

You may only have one loan outstanding at any given time.  You may not refinance an existing loan or obtain a second loan for the purpose of paying off the existing loan.

4.              Interest Rate

All loans shall bear a reasonable rate of interest as determined by the Plan Administrator based on the prevailing interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances.  The interest rate shall remain fixed throughout the duration of the loan.

5.              Loan Repayments and Loan Maturity

Loans from the Plan must be repaid in level payments generally through after-tax payroll deductions on at least a quarterly basis over a period not to exceed five years unless for the purchase of your principal residence in which case the loan repayment period may not extend beyond ten years from the date of the loan. If repayment is not made by payroll deduction, a loan shall be repaid to the Plan by payment to the Employer.  The level repayment requirement may be waived: 1) for a period of up to one year if you are on an unpaid non-military leave of absence; or 2) if your leave is because you are performing military service, for the entire length of time missed on leave. Your loan will accrue interest during your leave, and upon your return will be reamortized if: 1) the original loan was for a term of less than five years or 2) if you return from a military leave of absence, in which case your loan will be reamortized to extend the full length of the loan by the length of the leave. If a loan is not repaid within its required repayment period, it will be treated as a taxable distribution to you.

6.              Source of Loan Proceeds

Loan proceeds will be withdrawn from available contribution sources and investment options in the order established by the Trustee.  You may only borrow from the following contribution sources:

* Employee Deferral

* Rollover

* QNEC

* Discretionary Match

* Discretionary Profit Sharing

* After-Tax Rollover

Please contact the Plan Administrator for more information.

7.              Default or Termination of Employment

The Plan Administrator shall consider a loan in default if any scheduled repayment remains unpaid as of the last business day of the calendar quarter following the calendar quarter in which a loan is initially considered past due. In the event of a default, death, disability or termination of employment, the entire outstanding principal and accrued interest shall be immediately due and payable.  In addition, you will be deemed to have received a taxable distribution from the Plan

VII.                            In Service Withdrawals

If you qualify and your request is approved by the Plan Administrator, you may obtain a withdrawal from the Plan while you are still an Employee.  The following types of withdrawals are available under the Plan:

I.                                                                 Hardship Withdrawals

If you are an Employee and request a hardship withdrawal, and it is approved by the Plan Administrator, you may withdraw your employee pretax contributions to satisfy any of the following immediate and heavy financial needs: (1) medical expenses for you, your spouse, children or dependents; (2) the purchase of your principal residence; (3) to prevent your eviction from or foreclosure on your principal residence; or (4) to pay for post-secondary education expenses (tuition, related educational fees, room and board) for you, your spouse, children or dependents for the next twelve months; or any other immediate and heavy financial need as determined based on Internal Revenue Service regulations.  In accordance with Internal Revenue Service regulations you must first exhaust all other assets reasonably available to you prior to obtaining a hardship withdrawal.  This includes obtaining a loan from this Plan and any other qualified plan maintained by your Employer. Your pretax contributions to this Plan, and any other qualified or non-qualified plan, will be suspended for six months after your receipt of the hardship withdrawal.  The minimum hardship withdrawal is $500.

II.                    Withdrawals After Age 59 1/2

If you have reached age 59 1/2 then you may elect to withdraw all or a portion of your vested Account while you are still employed by your Employer.

III.                                                         Withdrawals After Age 70 1/2

You are required to receive a minimum required distribution from the Plan by April 1st of the later of the calendar year after you reach age 70 1/2 or the year you retire.  (If you are considered a five percent owner of your Employer, you must receive your minimum distribution by April 1st of the calendar year after you reach 70 1/2.)  You must then receive a certain amount of your Account balance each Plan Year from the Plan.  The amount of your distribution is based on several factors and you should contact the Plan Administrator for further information.

IV.                   Withdrawals After Normal Retirement Age

You may elect to withdraw your vested Account balance after you reach the Plan’s normal retirement age, 65, or delay it until you retire. Notwithstanding the above, by law certain contributions including employee pretax, qualified matching, matching, qualified nonelective, and nonelective contributions cannot be withdrawn prior to age 59 1/2.

V.                    Withdrawals of Rollover Contributions

If you have a balance in your Rollover Contributions Account, you may elect to withdraw all or a portion of it.

In-Service withdrawals will be withdrawn from available contribution sources and investment options in the order established by the Plan Administrator. Consult your Plan Administrator for more information. The amount of any taxable withdrawal will be subject to Federal and state, if applicable, income taxes. In general, the amount of any taxable withdrawal that qualifies as an eligible rollover distribution and is not rolled over into an Individual Retirement Account or another qualified employer retirement plan will be subject to 20% Federal Income Tax withholding and any applicable State Income Tax withholding. A 10% Internal Revenue Code early withdrawal penalty tax may apply to the amount of your withdrawal if you are under the age of 59 1/2 and do not meet one of the Internal Revenue Code exceptions.

Note: Certain transactions in your Account (for example, contributions, distributions, and rollovers) may be treated differently for state tax purposes than for federal tax purposes.  Please consult with your Plan Administrator, tax advisor or Investment Professional as appropriate.

The Plan Administrator will notify you of the appropriate procedures to make a withdrawal from the Plan.  The amount of any withdrawal will be withdrawn from available investment options in the order established by the Plan Administrator.  Consult your Plan Administrator for more information.

VIII.                        Distribution of Benefits

I.                                         Eligibility For Benefits

If you have not attained the Plan’s normal retirement age, 65, you are eligible to request a distribution of your vested Account balance.  A distribution can only be made to you if you request one due to your disability, retirement, or termination of employment from your Employer and any Related Employer.  Your Beneficiary or Beneficiaries may request a distribution of your vested Account balance in the event of your death.

You may defer receipt of your distribution until a later date.  However you cannot postpone it if your vested Account balance is $5,000 or less in which case the Plan Administrator may direct the Trustee to distribute it to you as a lump sum distribution without your consent.  If your vested Account balance exceeds $5,000, you may delay your distribution until you are required by law to receive minimum required distributions.  You will have a continuing election to request a distribution if you elect to postpone your distribution unless you are re-employed by your Employer or any Related Employer.  The value of your Account balance will continue to increase or decrease, as appropriate, based on the investment returns until it is distributed.  Your written consent will be required for any distribution if your vested Account balance is greater than $5,000.

You should consult with your tax advisor to determine the financial impact of your situation before you request a distribution.  You may apply for a distribution by calling the Fidelity Retirement Benefits Line at 1-800-294-4015 and/or by accessing the NetBenefitsSM web site at www.401kxpress.com.  All telephone calls will be recorded.  The approval of your Plan Administrator will be required before any distribution can be completed.

II.                                     Distributable Events

You are eligible to request a distribution of your vested Account balance based on any of the following events:

1.              Death

If you are a Participant in the Plan and die, your vested Account balance, if any, will be paid to your designated Beneficiary or Beneficiaries.  If you are an Employee of your Employer or a Related Employer at the time of your death, your Account balance will automatically become 100% vested.  You may designate a Beneficiary or Beneficiaries on a designation form that must be properly signed and filed with the Plan Administrator.  If you are married and want to designate someone other than your spouse as your primary Beneficiary, your spouse must consent to this designation by signing the form.  His/her signature must be witnessed by a Plan representative or a notary public.  You should contact the Plan Administrator to obtain a designation of beneficiary form.

2.              Disability

If you become disabled while you are employed by your Employer or a Related Employer, so that  you are determined disabled by a physician selected by the Plan Administrator, the full value of your Account balance may be distributed to you upon request.  You will automatically become 100% vested in your Account balance when you become disabled.  You may request a distribution of your Account balance only if you terminate your employment with your Employer or Related Employer.

3.              Retirement

You do not have to terminate your employment with your Employer just because you attain your normal retirement age of 65.  You will automatically become 100% vested in your Account balance.  You may take an in-service distribution from your vested Account balance once you attain your normal retirement age of 65, even if you are still employed.

4.              Termination of Employment

If you terminate your employment with your Employer and any Related Employer, you may elect to receive a distribution of your vested Account balance from the Plan.

III.                                 Form of Payments

The forms of payments that you may elect under the Plan are listed in this section.

1.              Lump Sum Distributions

Your entire vested Account balance will be paid to you in a single cash distribution or other distribution that you elect.

a)             Cash Distribution

Any eligible rollover distribution paid directly to you will be subject to mandatory Federal income tax withholding of 20% of the taxable distribution and the remaining amount will be paid to you.  You cannot elect out of this tax withholding but you can avoid it by electing a direct rollover distribution as described below.  This withholding is not a penalty but a prepayment of your Federal income taxes.

You may rollover the eligible taxable distribution you receive to an individual retirement account (IRA) or your new employer’s plan, if it accepts rollover contributions and you roll over this distribution within 60 days after receipt.  You will not be taxed on any amounts timely rolled over into the IRA or your new employer’s Plan until those amounts are later distributed to you.  Any amounts not rolled over may also be subject to certain early withdrawal penalties prescribed under the Internal Revenue Code.

b)             Direct Rollover Distribution

As an alternative to a cash distribution paid directly to you, you may request a rollover distribution of your entire eligible Account balance directly into an Advisor Retirement Connection-IRA, a Non-Advisor Retirement Connection-IRA, or to your new employer’s eligible plan if it accepts rollover contributions or a 403(a) Annuity.  Federal income taxes will not be withheld on any direct rollover distribution.

1.                                      Rollover to an Advisor Retirement Connection IRA - You must complete the appropriate documentation and an Advisor Retirement Connection IRA application.  If your distribution is authorized by the Plan Administrator, it will be forwarded to the Trustee for processing.  Your vested Account balance will be directly rolled over to an Advisor Retirement Connection IRA.

2.                                      Rollover to a Non-Advisor Retirement Connection IRA - You must complete the appropriate documentation and indicate the name and address of the trustee, and IRA account number.  If your distribution is authorized by the Plan Administrator, it will be forwarded to the Trustee for processing and they will issue a check payable to the IRA trustee or custodian for your benefit.   The check will be mailed directly to you and contain the notation “direct rollover” and you will be responsible for forwarding it to the trustee or custodian of your IRA.

3.                                      Rollover to your New Employer’s Retirement Plan - You should check with your new employer to determine if its plan will accept rollover contributions.  If allowed, you must complete the appropriate documentation and indicate the name, address and plan number of your new employer’s retirement plan.  If your distribution is authorized by the Plan Administrator, it will be forwarded to the Trustee for processing and they will issue a check payable to the trustee of your new employer’s plan.  The check will contain the notation “direct rollover” and will be mailed directly to you and you will be responsible for forwarding it on to the new trustee.

4.                                    Rollover to a 403(a) Annuity - You must complete the appropriate documentation and indicate the name and address of the trustee or custodian, and 403(a) Annuity account number.  If your distribution is authorized by the Plan Administrator, it will be forwarded to the Trustee for processing and they will issue a check payable to the 403(a) Annuity trustee or custodian for your benefit.   The check will be mailed directly to you and contain the notation “direct rollover” and you will be responsible for forwarding it to the trustee or custodian of your 403(a) Annuity.

c)             Combination Cash Distribution and Direct Rollover Distributions

You may request that part of your distribution be paid directly to you and the balance rolled into an IRA, your new employer’s retirement plan, or a 403(a) Annuity.  Any cash distribution will be subject to the Federal income tax withholding rules referred to in 1a) and any direct rollover distribution in accordance with 1b).  Your direct rollover distribution must be at least $500.

You will pay income tax on the amount of any taxable distribution you receive from the Plan unless it is rolled into an IRA or your new employer’s plan.  A 10% IRS premature distribution penalty tax may also apply to your taxable distribution if you are under age 59½ (or under age 55 and separated from service), unless it is rolled into an IRA or

another eligible plan.  The 20% Federal income tax withheld under this section may not cover your entire income tax liability.   In the case of a combination distribution, if any portion of the eligible rollover distribution is attributable to after-tax contributions, such contributions will be considered to be withdrawn last for tax purposes. Consult with your tax advisor for further details.

2.              Installment Distributions

Your vested Account balance will be paid to you in substantially equal amounts over a period of time.  You may elect annual or more frequent installments. You may elect to receive a lump sum distribution after you start to receive installment distributions, by completing the appropriate documentation.  The direct rollover distribution rules referred to in the lump sum distribution section also apply to installment distributions.

IX.        Miscellaneous Information

I.                                         Benefits Not Insured

Benefits provided by the Plan are not insured or guaranteed by the Pension Benefit Guaranty Corporation under Title IV of the Employee Retirement Income Security Act of 1974 because the insurance provisions under ERISA are not applicable to this particular Plan.  You will only be entitled to the vested benefits in your Account based upon the provisions of the Plan and the value of your Account will be subject to investment gains and losses.

II.                                     Attachment of Your Account

Your Account may not be attached, garnished, assigned or used as collateral for a loan outside of this Plan except to the extent required by law.  Your creditors may not attach, garnish or otherwise interfere with your Account balance except in the case of a proper Internal Revenue Service tax levy or a Qualified Domestic Relations Order (QDRO).  A QDRO is a special order issued by the court in a divorce, child support or similar proceeding.  In this situation, your spouse, or former spouse, or someone other than you or your Beneficiary, may be entitled to a portion or all of your Account balance based on the court order.  Participants and Beneficiaries can obtain, without a charge, a copy of QDRO procedures from the Plan Administrator.

III.                                 Plan-to-Plan Transfer Of Assets

Your Employer may direct the Trustee to transfer all or a portion of the assets in the Account of designated Participants to another plan or plans maintained by your Employer or other employers subject to certain restrictions.  The plan receiving the Trust Funds must contain a provision allowing the transfer and preserve any benefits required to be protected under existing laws and regulations.  In addition, a Participant’s vested Account balance may not be decreased as a result of the transfer to another plan.

IV.                                Plan Amendment

Your Employer reserves the authority to amend certain provisions of the Plan by taking the appropriate action.   However, any amendment may not eliminate certain forms of benefits under the Plan or reduce the existing vested percentage of your Account balance derived from Employer contributions.  If you have three or more years of service with your Employer and a Related Employer and the vesting schedule is amended then you will be given a choice to have the vested percentage of future Employer contributions made to your Account computed under the new or the old vesting schedule.  The Plan Administrator will provide you with the appropriate information to make an informed decision if the Plan’s vesting schedule is amended.

V.                                    Plan Termination

Your Employer has no legal or contractual obligation to make annual contributions or to continue the Plan.  Your Employer reserves the right to terminate the Plan at any time by taking appropriate action as circumstances may dictate, with the approval of the Board of Directors.  In the event the Plan should terminate, each Participant affected by such termination shall have a vested interest in his Account of 100%.  The Plan Administrator will facilitate the distribution of Account balances in single lump sum payments to each Participant in accordance with Plan provisions until all assets have been distributed by the Trustee.

VI.           Interpretation of Plan

The Plan Administrator has the power and discretionary authority to construe the terms of the Plan based on the Plan document, existing laws and regulations and to determine all questions that arise under it.  Such power and authority include, for example, the administrative discretion necessary to resolve issues with respect to an Employee’s eligibility for benefits, credited services, disability, and retirement, or to interpret any other term contained in Plan documents.  The Plan Administrator’s interpretations and determinations are binding on all Participants, Employees, former Employees, and their Beneficiaries.

VII.                            Electronic Delivery

This Summary Plan Description and other important Plan information may be delivered to you through electronic means.  This Summary Plan Description contains important information concerning the rights and benefits of your Plan.  If you receive this Summary Plan Description (or any other Plan information) through electronic means you are entitled to request a paper copy of this document, free of charge, from the Plan Administrator. The electronic version of this document contains substantially the same style, format and content as the paper version.

X.            Internal Revenue Service Tests

I.                                         Non-Discrimination Tests

The Plan must pass Internal Revenue Code non-discrimination tests as of the last day of each Plan Year to maintain a qualified Plan.  These tests are intended to ensure that the amount of contributions under the Plan do not discriminate in favor of Highly Compensated Employees.  In order to meet the tests, your Employer encourages participation from all eligible Employees.  Depending upon the results of the tests, the Plan Administrator may have to refund  pretax contributions contributed to the Plan and vested matching contributions to certain Highly Compensated Employees, as determined under Internal Revenue Service regulations.  Pretax or matching contributions will be refunded to you from applicable investment options.  You will be notified by the Plan Administrator if any of your contributions will be refunded to you.

II.                                     Top Heavy Test

The Plan is subject to the Internal Revenue Code “top-heavy” test.  Each Plan Year, the Plan Administrator tests this Plan, together with any other Employer-sponsored qualified plans that cover one or more key employees, to ensure that no more than 60% of the benefits are for key employees.  If this Plan is top-heavy, then your Employer may be required to make a minimum annual contribution to this Plan, or another Employer sponsored plan, on behalf of each non-key employee employed as of Plan Year-end.

XI.        Participant Rights

I.                                         Claims

1.              Claims Procedures

You or your Beneficiary has the right to make a claim for benefits you are entitled to under the Plan.  You must submit any claim to the Plan Administrator in a form and manner acceptable to the Plan Administrator and it will be considered and subject to a full and fair review. Generally, the Plan Administrator will provide you with written notice of the disposition of your claim within 90 days after it has been filed, or, in certain circumstances, within 180 days if special circumstances require an extension of time to process the claim, and if written notice of such extension and circumstances is given to you within the initial 90-day period.  In the event the claim is denied, the Plan Administrator will disclose in writing to you the specific reasons for the denial, the pertinent reference to the provisions of the Plan, a description of additional material or information required to perfect the claim and why it is required, and information about the steps that must be taken to submit a request for review.  Contact your Plan Administrator for more information.

If your claim concerns disability benefits under the Plan, the Plan Administrator must notify you in writing within 45 days after you have filed your claim in order to deny it. If special circumstances require an extension of time to process your claim, the Plan Administrator must notify you before the end of the 45-day period that your claim may take up to 30 days longer to process. If special circumstances still prevent the resolution of your claim, the Plan Administrator may then only take up to another 30 days after giving you notice before the end of the original 30-day extension. If the Plan Administrator gives you notice that you need to provide additional information regarding your claim, you must do so within 45 days of that notice.

2.              Review Procedures

You or your Beneficiary may generally appeal the denial of your claim within 60 days after the date which you receive notification of a denied claim.  If you wish further consideration of your claim, you must file a written request for review with the Plan Administrator and include any pertinent documentation.  You shall be provided, upon your request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

If your initial claim was for disability benefits under the Plan and has been denied by the Plan Administrator, you have 180 days from the date you receive notice of your denial in which to appeal that decision. Your review will be handled completely independently of the findings and decision made regarding your initial claim and will be processed by an individual who is not a subordinate of the individual who denied your initial claim. If your claim requires medical judgment, the individual handling your appeal will consult with a medical professional who was not consulted regarding your initial claim and who is not a subordinate of anyone consulted regarding your initial claim and identify that medical professional to you.

The Plan Administrator shall make a decision on your claim and will notify you in writing within a reasonable period of time, but not later than 60 days after receipt of your request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to you prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.  The Plan Administrator shall provide you with written notification of the benefit determination on review. In the case of an adverse determination, the notification shall be set forth, in a manner calculated to be understood by you —the specific reason or reasons for the adverse determinations, reference to the specific plan provisions on which the benefit determination is based, a statement that you are entitled to receive, upon your request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim for benefits.

II.                                     Statement of ERISA Rights

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan Participants shall be entitled to:

Receive Information About Your Plan and Benefits.

•                  Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series)  filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•                  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description.   The Plan Administrator may make  a reasonable charge for the copies.

•                  Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish  each Participant with a copy of this Summary Annual Report each year.

•                  Obtain a statement telling you whether you have a right to receive a benefit under the plan at normal retirement age (65) and if so, what your benefits would be at normal retirement age if you stop working under the Plan now.  If you do not have a right to a benefit under the plan, the statement will tell you how many more years you have to work to get a right to a benefit.  This statement must be requested in writing and is not required to be given more than once every twelve (12) months.  The Plan must provide the statement free of charge.

Prudent Actions by Fiduciaries.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called “fiduciaries” of the Plan,  have a duty to do so prudently and in the interest of you, other Plan Participants and Beneficiaries.  No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or exercising your rights under ERISA.

Enforce Your Rights.

If your claim for a benefit under the Plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of plan documents or the latest annual report  from the Plan and do not receive them within 30 days, you may file suit in a federal court. The Plan’s agent for legal service of process in the event of a lawsuit is the Plan Administrator.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim frivolous.

Assistance with Your Questions.

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

XII.                            Services and Fees

Fees and expenses charged under your Account will impact your retirement savings, and fall into three basic categories.  Investment fees are generally assessed as a percentage of assets invested, and are deducted directly from your investment returns.  Investment fees can be in the form of sales charges, loads, commissions, 12b-1 fees, or management fees. You can obtain more information about such fees from the documents (e.g., a prospectus) that describe the investments available under your Plan.  Plan administration fees cover the day-to-day expenses of your Plan for recordkeeping, accounting, legal and trustee services, as well as additional services that may be available under your Plan, such as daily valuation, telephone response systems, internet access to plan information, retirement planning tools, and educational materials or fees for the selection of non-Fidelity funds.  In some cases, these costs are covered by investment fees that are deducted directly from investment returns.  In other cases, these administrative fees are either paid directly by your Employer, or are passed through to the participants in the Plan, in which case a recordkeeping fee will be deducted from your Account.  Transaction-based fees are associated with optional services offered under your Plan, and are charged directly to your Account if you take advantage of a particular plan feature that may be available, such as a Plan loan.  For more information on fees associated with your Account, refer to your quarterly Account statement, or speak with your Plan Administrator.  In addition, under certain circumstances, a portion of these fees may be paid by the Investment Professional as directed by your Employer.

XIII.        Appendix A: Investment Options

You have the opportunity to direct the investments of your Account among the following investment options:

Name	Code	Investment Objective

Morgan Stanley Liquid Assets	OQHH	Seeks high current income, preservation of capital and liquidity.
Morgan Stanley Stable Value Fund - Class A	OBPN	Seeks to provide safety of principal and a competitive rate of interest that changes daily.
Fidelity Advisor Mortgage Securities Fund - Class T	0239	Seeks to provide a high level of current income.
Fidelity Advisor High Income Advantage Fund - Class T	0165	Seeks to provide a combination of a high level of income and the potential for capital gains.
Van Kampen Equity-Income Fund - Class A	OQCZ	Seeks to provide the highest possible income consistent with safety of principal. Long-term growth of capital is an important secondary objective.
Fidelity Advisor Cyclical Industries Fund - Class T	0194	Seeks capital appreciation.
Evergreen Special Values Fund - Class A	OQWO	The fund seeks to produce growth of capital.
Morgan Stanley Equally-Weighted S&P 500 Fund	OQEQ	Seeks a high level of total return on assets through a combination of capital appreciation and current income.
Fidelity Advisor Leveraged Company Stock Fund - Class T	0105	Seeks to provide capital appreciation.
Evergreen Small Cap Value A	OQXT	The fund seeks long-term growth of capital.
Fidelity Advisor Equity Growth Fund - Class T	0286	Seeks to provide capital appreciation.
Oppenheimer Capital Appreciation Fund - Class A	OQDH	Seeks to provide long-term capital growth.
AIM Capital Development Fund - Class A	OQFF	Seeks capital growth by following a long-term strategy focused on small and medium-sized companies.
Van Kampen Global Franchise Fund - Class A	OQGU	Seeks long-term capital appreciation.
Fidelity Advisor Diversified International Fund - Class T	0735	Seeks capital growth.
Fidelity Advisor Freedom 2010 Fund - Class T	1187	Seeks to provide high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Fidelity Advisor Freedom 2020 Fund - Class T	1192	Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Fidelity Advisor Freedom 2030 Fund - Class T	1197	Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Fidelity Advisor Freedom 2040 Fund - Class T	1203	Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Fidelity Advisor Freedom Income Fund - Class T	1208	Seeks high current income with a secondary objective of principal preservation.

Fidelity Advisor Freedom 2005 Fund - Class T	1294	Seeks to provide high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Fidelity Advisor Freedom 2015 Fund - Class T	1299	Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Fidelity Advisor Freedom 2025 Fund - Class T	1305	Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.
Fidelity Advisor Freedom 2035 Fund - Class T	1310	Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.

If a contribution is received for your Account and you have not supplied investment instructions to the Trustee, this contribution will be invested based on Employer direction, or absent such direction, in the most conservative investment option designated by the Employer in the Plan.

You may redirect the investment of your future contributions or exchange your existing Account balance among available investment options by calling 1-800-294-4015 on any business day between 8:30 AM (ET) and 8:00 PM (ET).  This is an automated telephone service and you should follow the telephonic instructions or you can press the appropriate number if you want to talk to a Fidelity telephone representative.  All representative-assisted calls will be recorded for your protection.  You may call the telephone number virtually 24 hours a day, seven days a week to check Account balances, prices, yields or obtain investment information.  You may also use the Internet to redirect the investment or your future contributions or exchange your existing Account balance by using Fidelity’s NetBenefits.  Please contact the Plan Administrator for further information.

XIV.        Appendix B: Special Tax Notice Regarding Plan Payments

This notice explains how you can continue to defer federal income tax on your retirement savings or retirement Plan benefits in the Ciphergen Biosystems Inc. 401(k) Plan (the “Plan”) and contains important information you will need before you decide how to receive your Plan benefits.

This notice is provided to you at the request of the Plan Administrator (“the Plan Administrator”) because all or part of the payment that you will soon receive from the Plan may be eligible for rollover by you or your Plan Administrator to a traditional IRA or an eligible employer plan. A rollover is a payment by you or the Plan Administrator of all or part of your benefit to another plan or IRA that allows you to continue to postpone taxation of that benefit until it is paid to you. Your payment cannot be rolled over to a Roth IRA, a SIMPLE IRA, or a Coverdell Education Savings Account (formerly known as an education IRA). An “eligible employer plan” includes a plan qualified under section 401(a) of the Internal Revenue Code, including a 401(k) plan, profit-sharing plan, defined benefit plan, stock bonus plan, and money purchase plan; a section 403(a) annuity plan; a section 403(b) tax-sheltered annuity; and an eligible section 457(b) plan maintained by a governmental employer (governmental 457 plan).

An eligible employer plan is not legally required to accept a rollover. Before you decide to roll over your payment to another employer plan, you should find out whether the plan accepts rollovers and, if so, the types of distributions it accepts as a rollover. You should also find out about any documents that are required to be completed before the receiving plan will accept a rollover. Even if a plan accepts rollovers, it might not accept rollovers of certain types of distributions, such as after-tax amounts. If this is the case, and your distribution includes after-tax amounts, you may wish instead to roll your distribution over to a traditional IRA or split your rollover amount between the employer plan in which you will participate and a traditional IRA. If an employer plan accepts your rollover, the plan may restrict subsequent distributions of the rollover amount or may require your spouse’s consent for any subsequent distribution. A subsequent distribution from the plan that accepts your rollover may also be subject to different tax treatment than distributions from this Plan. Check with the administrator of the plan that is to receive your rollover prior to making the rollover.

If you have additional questions after reading this notice, you can contact your Plan Administrator.

SUMMARY

There are two ways you may be able to receive a Plan payment that is eligible for rollover:

(1) Certain payments can be made directly to a traditional IRA that you establish or to an eligible employer plan that will accept it and hold it for your benefit (“DIRECT ROLLOVER”); or

(2) The payment can be PAID TO YOU.

If you choose a DIRECT ROLLOVER:

•  Your payment will not be taxed in the current year and no income tax will be withheld.

•  You choose whether your payment will be made directly to your traditional IRA or to an eligible employer plan that accepts your rollover. Your payment cannot be rolled over to a Roth IRA, a SIMPLE IRA, or a Coverdell Education Savings Account because these are not traditional IRAs.

•  The taxable portion of your payment will be taxed later when you take it out of the traditional IRA or the eligible employer plan. Depending on the type of plan, the later distribution may be subject to different tax treatment than it would be if you received a taxable distribution from this Plan.

If you choose to have a Plan payment that is eligible for rollover PAID TO YOU:

•  You will receive only 80% of the taxable amount of the payment, because the Plan Administrator is required to withhold 20% of that amount and send it to the IRS as income tax withholding to be credited against your taxes.

•  The taxable amount of your payment will be taxed in the current year unless you roll it over. Under limited circumstances, you may be able to use special tax rules that could reduce the tax you owe. However, if you receive the payment before age 59½, you may have to pay an additional 10% tax.

•  You can roll over all or part of the payment by paying it to your traditional IRA or to an eligible employer plan that accepts your rollover within 60 days after you receive the payment. The amount rolled over will not be taxed until you take it out of the traditional IRA or the eligible employer plan.

•  If you want to roll over 100% of the payment to a traditional IRA or an eligible employer plan, you must find other money to replace the 20% of the taxable portion that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

Your Right to Waive the 30-Day Notice Period. Generally, neither a direct rollover nor a payment can be made from the plan until at least 30 days after your receipt of this notice. Thus, after receiving this notice, you have at least 30 days to consider whether or not to have your withdrawal directly rolled over. If you do not wish to wait until this 30-day notice period ends before your election is processed, you may waive the notice period by making an affirmative election indicating whether or not you wish to make a direct rollover. Your withdrawal will then be processed in accordance with your election as soon as practical after it is received by the Plan Administrator.

MORE INFORMATION

I.              PAYMENTS THAT CAN & CANNOT BE ROLLED OVER

II.            DIRECT ROLLOVER

III.           PAYMENT PAID TO YOU

IV.           SURVIVING SPOUSES, ALTERNATE PAYEES & OTHER BENEFICIARIES

I. PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

Payments from the Plan may be “eligible rollover distributions.” This means that they can be rolled over to a traditional IRA or to an eligible employer plan that accepts rollovers. Payments from a plan cannot be rolled over to a Roth IRA, a SIMPLE IRA, or a Coverdell Education Savings Account. Your Plan Administrator should be able to tell you what portion of your payment is an eligible rollover distribution.

After-tax Contributions. If you made after-tax contributions to the Plan, these contributions may be rolled into either a traditional IRA or to certain employer plans that accept rollovers of the after-tax contributions. The following rules apply:

a)   Rollover into a Traditional IRA. You can roll over your after-tax contributions to a traditional IRA either directly or indirectly. Your Plan Administrator should be able to tell you how much of your payment is the taxable portion and how much is the after-tax portion.

If you roll over after-tax contributions to a traditional IRA, it is your responsibility to keep track of, and report to the Service on the applicable forms, the amount of these after-tax contributions. This will enable the nontaxable amount of any future distributions from the traditional IRA to be determined.

Once you roll over your after-tax contributions to a traditional IRA, those amounts CANNOT later be rolled over to an employer plan.

b)  Rollover into an Employer Plan. You can roll over after-tax contributions from an employer plan that is qualified under Code section 401(a) or a section 403(a) annuity plan to another such plan using a direct rollover if the other plan provides separate accounting for amounts rolled over, including separate accounting for the after-tax employee contributions and earnings on those contributions. You can also roll over after-tax contributions from a section 403(b) tax-sheltered annuity to another section 403(b) tax-sheltered annuity using a direct rollover if the other tax-sheltered annuity provides separate accounting for amounts rolled over, including separate accounting for the after-tax employee contributions and earnings on those contributions. You CANNOT roll over after-tax contributions to a governmental 457 plan. If you want to roll over your after-tax contributions to an employer plan that accepts these rollovers, you cannot have the after-tax contributions paid to you first. You must instruct the Plan Administrator of this Plan to make a direct rollover on your behalf. Also, you cannot first roll over after-tax contributions to a traditional IRA and then roll over that amount into an employer plan.

The following types of payments cannot be rolled over:

Payments Spread over Long Periods. You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for:

•   your lifetime (or a period measured by your life expectancy), or

•   your lifetime and your beneficiary’s lifetime (or a period measured by your joint life expectancies), or

•   a period of 10 years or more.

Required Minimum Payments. Beginning when you reach age 70½ or retire, whichever is later, a certain portion of your payment cannot be rolled over because it is a “required minimum payment” that must be paid to you. Special rules apply if you own more than 5% of your employer.

Hardship Distributions. A hardship distribution cannot be rolled over.

ESOP Dividends. Cash dividends paid to you on employer stock held in an employee stock ownership plan cannot be rolled over.

Corrective Distributions. A distribution that is made to correct a failed nondiscrimination test or because legal limits on certain contributions were exceeded cannot be rolled over.

Loans Treated as Distributions. The amount of a plan loan that becomes a taxable deemed distribution because of a default cannot be rolled over. However, a loan offset amount is eligible for rollover, as discussed in Part III below. Ask the Plan Administrator of this Plan if distribution of your loan qualifies for rollover treatment.

The Plan Administrator of this Plan should be able to tell you if your payment includes amounts which cannot be rolled over.

II. DIRECT ROLLOVER

A DIRECT ROLLOVER is a direct payment of the amount of your Plan benefits to a traditional IRA or an eligible employer plan that will accept it. You can choose a DIRECT ROLLOVER of all or any portion of your payment that is an eligible rollover distribution, as described in Part I above. You are not taxed on any taxable portion of your payment for which you choose a DIRECT ROLLOVER until you later take it out of the traditional IRA or eligible employer plan. In addition, no income tax withholding is required for any taxable portion of your Plan benefits for which you choose a DIRECT ROLLOVER. This Plan might not let you choose a DIRECT ROLLOVER if your distributions for the year are less than $200.

DIRECT ROLLOVER to a Traditional IRA. You can open a traditional IRA to receive the direct rollover. If you choose to have your payment made directly to a traditional IRA, contact an IRA sponsor (usually a financial institution) to find out how to have your payment made in a direct rollover to a traditional IRA at that institution. If you are unsure of how to invest your money, you can temporarily establish a traditional IRA to receive the payment. However, in choosing a traditional IRA, you may wish to make sure that the traditional IRA you choose will allow you to move all or a part of your payment to another traditional IRA at a later date, without penalties or other limitations. See IRS Publication 590, Individual Retirement Arrangements, for more information on traditional IRAs (including limits on how often you can roll over between IRAs).

DIRECT ROLLOVER to a Plan. If you are employed by a new employer that has an eligible employer plan, and you want a direct rollover to that plan, ask the plan administrator of that plan whether it will accept your rollover. An eligible employer plan is not legally required to accept a rollover. Even if your new employer’s plan does not accept a rollover, you can choose a DIRECT ROLLOVER to a traditional IRA. If the employer plan accepts your rollover, the plan may provide restrictions on the circumstances under which you may later receive a distribution of the rollover amount or may require spousal consent to any subsequent distribution. Check with the plan administrator of that plan before making your decision.

DIRECT ROLLOVER of a Series of Payments. If you receive a payment that can be rolled over to a traditional IRA or an eligible employer plan that will accept it, and it is paid in a series of payments for less than 10 years, your choice to make or not make a DIRECT ROLLOVER for a payment will apply to all later payments in the series until you change your election. You are free to change your election for any later payment in the series.

Change in Tax Treatment Resulting from a DIRECT ROLLOVER. The tax treatment of any payment from the eligible employer plan or traditional IRA receiving your DIRECT ROLLOVER might be different than if you received your benefit in a taxable distribution directly from the Plan. For example, if you were born before January 1, 1936, you might be entitled to ten-year averaging or capital gain treatment, as explained below. However, if you have your benefit rolled over to a section 403(b) tax-sheltered annuity, a governmental 457 plan, or a traditional IRA in a DIRECT ROLLOVER, your benefit will no longer be eligible for that special treatment. See the sections below entitled “Additional 10% Tax if You Are under Age 59½” and “Special Tax Treatment if You Were Born before January 1, 1936.”

III. PAYMENT PAID TO YOU

If your payment can be rolled over (see Part I above) and the payment is made to you in cash, it is subject to 20% federal income tax withholding on the taxable portion (state tax withholding may also apply). The payment is taxed in the year you receive it unless, within 60 days, you roll it over to a traditional IRA or an eligible employer plan that accepts rollovers. If you do not roll it over, special tax rules may apply.

Income Tax Withholding:

Mandatory Withholding. If any portion of your payment can be rolled over under Part I above and you do not elect to make a DIRECT ROLLOVER, the Plan is required by law to withhold 20% of the taxable amount. This amount is sent to the IRS as federal income tax withholding. For example, if you can roll over a taxable payment of $10,000, only $8,000 will be paid to you because the Plan must withhold $2,000 as income tax. However, when you prepare your income tax return for the year, unless you make a rollover within 60 days (see “Sixty-Day Rollover Option” below), you must report the full $10,000 as a taxable payment from the Plan. You must report the $2,000 as tax withheld, and it will be credited against any income tax you owe for the year. There will be no income tax withholding if your payments for the year are less than $200.

Voluntary Withholding. If any portion of your payment is taxable but cannot be rolled over under Part I above, the mandatory withholding rules described above do not apply. In this case, you may elect not to have withholding apply to that portion. If you do nothing, an amount will be taken out of this portion of your payment for federal income tax withholding. To elect out of withholding, ask the Plan Administrator for the election form and related information.

Sixty-Day Rollover Option. If you receive a payment that can be rolled over under Part I above, you can still decide to roll over all or part of it to a traditional IRA or to an eligible employer plan that accepts rollovers. If you decide to roll over, you must contribute the amount of the payment you received to a traditional IRA or eligible employer plan within 60 days after you receive the payment. The portion of your payment that is rolled over will not be taxed until you take it out of the traditional IRA or the eligible employer plan.

You can roll over up to 100% of your payment that can be rolled over under Part I above, including an amount equal to the 20% of the taxable portion that was withheld. If you choose to roll over 100%, you must find other money within the 60-day period to contribute to the traditional IRA or the eligible employer plan, to replace the 20% that was withheld. On the other hand, if you roll over only the 80% of the taxable portion that you received, you will be taxed on the 20% that was withheld.

Example:   The taxable portion of your payment that can be rolled over under Part I above is $10,000, and you choose to have it paid to you. You will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, you may roll over the entire $10,000 to a traditional IRA or an eligible employer plan. To do this, you roll over the $8,000 you received from the Plan, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the traditional IRA or an eligible employer plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of part or all of the $2,000 withheld.

If, on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return, you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000.)

Additional 10% Tax If You Are under Age 59½. If you receive a payment before you reach age 59½ and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. The additional 10% tax generally does not apply to (1) payments that are paid after you separate from service with your employer during or after the year you reach age 55, (2) payments that are paid because you retire due to disability, (3) payments that are paid as equal (or almost equal) payments over your life or life expectancy (or your and your beneficiary’s lives or life expectancies), (4) dividends paid with respect to stock by an employee stock ownership plan (ESOP) as described in Code section 404(k), (5) payments that are paid directly to the government to satisfy a federal tax levy, (6) payments that are paid to an alternate payee under a qualified domestic relations order, or (7) payments that do not exceed the amount of your deductible medical expenses. See IRS Form 5329 for more information on the additional 10% tax.

The additional 10% tax will not apply to distributions from a governmental 457 plan, except to the extent the distribution is attributable to an amount you rolled over to that plan (adjusted for investment returns) from another type of eligible employer plan or IRA. Any amount rolled over from a governmental 457 plan to another type of eligible employer plan or to a traditional IRA will become subject to the additional 10% tax if it is distributed to you before you reach age 59½, unless one of the exceptions applies.

Special Tax Treatment If You Were Born before January 1, 1936. If you receive a payment from a plan qualified under section 401(a) or a section 403(a) annuity plan that can be rolled over under Part I and you do not roll it over to a traditional IRA or an eligible employer plan, the payment will be taxed in the year you receive it. However, if the payment qualifies as a “lump sum distribution,” it may be eligible for special tax treatment. (See also “Employer Stock or Securities”, below.) A lump sum distribution is a payment, within one year, of your entire balance under the Plan (and certain other similar plans of the employer) that is payable to you after you have reached age 59½ or because you have separated from service with your employer (or, in the case of a self-employed individual, after you have reached age 59½ or have become disabled). For a payment to be treated as a lump sum distribution, you must have been a participant in the plan for at least five years before the year in which you received the distribution. The special tax treatment for lump sum distributions that may be available to you is described below.

Ten-Year Averaging. If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using “10-year averaging” (using 1986 tax rates). Ten-year averaging often reduces the tax you owe.

Capital Gain Treatment. If you receive a lump sum distribution and you were born before January 1, 1936, and you were a participant in the Plan before 1974, you may elect to have the part of your payment that is attributable to your pre-1974 participation in the Plan taxed as long-term capital gain at a rate of 20%.

There are other limits on the special tax treatment for lump sum distributions. For example, you can generally elect this special tax treatment only once in your lifetime, and the election applies to all lump sum distributions that you receive in that same year. You may not elect this special tax treatment if you rolled amounts into this Plan from a 403(b) tax-sheltered annuity contract, a governmental 457 plan, or from an IRA not originally attributable to a qualified employer plan. If you have previously rolled over a distribution from this Plan (or certain other similar plans of the employer), you cannot use this special averaging treatment for later payments from the Plan. If you roll over your payment to a traditional IRA, governmental 457 plan, or 403(b) tax-sheltered annuity, you will not be able to use special tax treatment for later payments from that IRA, plan, or annuity. Also, if you roll over only a portion of your payment to a traditional IRA, governmental 457 plan, or 403(b) tax-sheltered annuity, this special tax treatment is not available for the rest of the payment. See IRS Form 4972 for additional information on lump sum distributions and how you elect the special tax treatment.

Employer Stock or Securities. There is a special rule for a payment from the Plan that includes employer stock (or other employer securities). To use this special rule, 1) the payment must qualify as a lump sum distribution, as described above, except that you do not need five years of plan participation, or 2) the employer stock included in the payment must be attributable to “after-tax” employee contributions, if any. Under this special rule, you may have the option of not paying tax on the “net unrealized appreciation” of the stock until you sell the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. For example, if employer stock was contributed to your Plan account when the stock was worth $1,000 but the stock was worth $1,200 when you received it, you would not have to pay tax on the $200 increase in value until you later sold the stock.

You may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, your net unrealized appreciation will be taxed in the year you receive the stock, unless you roll over the stock. The stock can be rolled over to a traditional IRA or another eligible employer plan, either in a direct rollover or a rollover that you make yourself. Generally, you will no longer be able to use the special rule for net unrealized appreciation if you roll the stock over to a traditional IRA or another eligible employer plan.

If you receive only employer stock in a payment that can be rolled over, no amount will be withheld from the payment. If you receive cash or property other than employer stock, as well as employer stock, in a payment that can be rolled over, the 20% withholding amount will be based on the entire taxable amount paid to you (including the value of the employer stock determined by excluding the net unrealized appreciation). However, the amount withheld will be limited to the cash or property (excluding employer stock) paid to you.

If you receive employer stock in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as 10-year averaging) also may apply. See IRS Form 4972 for additional information on these rules.

Repayment of Plan Loans.  If your employment ends and you have an outstanding loan from your Plan, your employer may reduce (or “offset”) your balance in the Plan by the amount of the loan you have not repaid. The amount of your loan offset is treated as a distribution to you at the time of the offset and will be taxed unless you roll over an amount equal to the amount of your loan offset to another qualified employer plan or a traditional IRA within 60 days of the date of the offset. If the amount of your loan offset is the only amount you receive or are treated as having received, no amount will be withheld from it. If you receive other payments of cash or property from the Plan, the 20% withholding amount will be based on the entire amount paid to you, including the amount of the loan offset. The amount withheld will be limited to the amount of other cash or property paid to you (other than any employer securities). The amount of a defaulted plan loan that is a taxable deemed distribution cannot be rolled over.

IV.           SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES

In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are “alternate payees.” You are an alternate payee if your interest in the Plan results from a “qualified domestic relations order,” which is an order issued by a court, usually in connection with a divorce or legal separation.

If you are a surviving spouse or an alternate payee, you may choose to have a payment that can be rolled over, as described in Part I above, paid in a DIRECT ROLLOVER to a traditional IRA or to an eligible employer plan or paid to you. If you have the payment paid to you, you can keep it or roll it over yourself to a traditional IRA or to an eligible employer plan. Thus, you have the same choices as the employee.

If you are a beneficiary other than a surviving spouse or an alternate payee, you cannot choose a direct rollover, and you cannot roll over the payment yourself.

If you are a surviving spouse, an alternate payee, or another beneficiary, your payment is generally not subject to the additional 10% tax described in Part III above, even if you are younger than age 59½.

If you are a surviving spouse, an alternate payee, or another beneficiary, you may be able to use the special tax treatment for lump sum distributions and the special rule for payments that include employer stock, as described in Part III above. If you receive a payment because of the employee’s death, you may be able to treat the payment as a lump sum distribution if the employee met the appropriate age requirements, whether or not the employee had 5 years of participation in the Plan.

HOW TO OBTAIN ADDITIONAL INFORMATION

This notice summarizes only the federal (not state or local) tax rules that might apply to your payment. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, you may want to consult with the Plan Administrator or a professional tax advisor before you take a payment of your benefits from your Plan. Also, you can find more specific information on the tax treatment of payments from qualified employer plans in IRS Publication 575, Pension and Annuity Income, and IRS Publication 590, Individual Retirement Arrangements. These publications are available from your local IRS office, on the IRS’s Internet Web Site at www.401kxpress.com, or by calling 1-800-TAX-FORMS.